Exhibit (10)(X)

Non-Employee Director Compensation

Type of Compensation	Amount
Annual Retainer	$25,000
Additional Monthly Retainer for Non-Employee Chairman	$ 8,333
Board Attendance Fee per Meeting	$ 1,500
Committee Attendance Fee per Meeting	$ 1,000
Annual Retainer for Committee Chair (1)	$ 6,000/9,000
Deferred Stock Units (2)	$50,000
Other Compensation	(3)

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(1)

The chair of the Audit Committee and the chair of the Compensation and Personnel Development Committee receive an annual retainer of $9,000; the chairs of the other committees receive an annual retainer of $6,000.

(2)

Each non-employee director continuing to serve on the Board of Directors of the Registrant after each annual meeting of stockholders receives an automatic grant of Deferred Stock Units under the Directors’ Deferred Stock Unit Plan equal to a value of $50,000 on the date of grant.  A Deferred Stock Unit is the right to receive, without payment to the Company, one share of common stock of the Company.  The Deferred Stock Units have a dividend equivalent feature, which provides for payment of cash dividends when and if cash dividends are paid on the outstanding common stock.

(3)

Directors are reimbursed for out-of-pocket expenses.  A non-employee director who serves on both the Harleysville Group and Harleysville Mutual boards receives only one retainer and, if the boards or the same committees of Harleysville Group and Harleysville Mutual meet on the same day, the non-employee director receives only one attendance fee.  In either situation, the retainer or attendance fee is allocated equally to Harleysville Group and Harleysville Mutual.